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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER: 0-21932
                                                     CUSIP NUMBER: 129905 10 5


(CHECK ONE):  / /Form 10-K / /Form 20-F / /Form 11-K /X/Form 10-Q / /Form N-SAR

                 For Period Ended:   September 30, 1997
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    Nothing in this form shall be construed to imply that the commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant
                           CALIFORNIA CULINARY ACADEMY, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
                           625 Polk Street
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City, State and Zip Code
                           San Francisco, California 94102
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PART II -- RULES 12b-25(b) AND (c)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
  /X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

                            Not Applicable
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PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11K, 20F, 1000-Q or N-SAR or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Registrant will be unable to timely file its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 because Registrant's limited accounting staff has been required to devote substantial attention to other financial and accounting matters while attempting to finalize the Quarterly Report. Registrant will file its Form 10-QSB promptly upon completion of the review by its outside professionals and in no event beyond the applicable extension period.
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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Robert A. Stoffregen           (415)               771-3536
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                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                           /X/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                          / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.